OMEGA ORTHODONTICS, INC.
                              3621 SILVER SPUR LANE
                             ACTON, CALIFORNIA 93510
                                    02/28/99


Jack A. Hill, D.D.S.
Jack A. Hill D.D.S. Inc.
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         Re:  Letter of Intent

Dear Dr. Hill:

As we have discussed, Omega Orthodontics, Inc., a Delaware corporation ("OMEGA") is interested in entering into an arrangement with you under which it would provide to you management services for your orthodontic practices conducted currently at __________________________ for a period of two years pursuant to a Management Services Agreement. At the expiration of the Management Services Agreement, you will have the option to: (a) sell the non-professional assets of your practice to Omega as set forth in section 5; or (b) renew the Management Services Agreement for a period to be mutually agreed.

1. Form of Practice. As you have indicated, you are licensed to practice dentistry in the State of Texas and are currently doing business through a ___________ professional corporation known as Jack A. Hill D.D.S., Inc. (the "PC").

2. Management Services. Upon execution of this letter of intent, The parties agree that Omega shall provide management services to your PC on the terms and conditions specified in the Management Agreement attached hereto as Exhibit 1 and as generally set forth below. Management Services shall be provided by Omega Orthodontics of Austin, Inc. ("MSO"), a wholly owned subsidiary of OMEGA. Under the terms of the Management Agreement, Omega will pay all operating expenses of the practice and will be compensated at a rate equal to ___% of the gross receipts of the practice.

The terms of the management service agreement will include the following material terms:

         A. Final Authority of the Doctor. Although Omega may advise the doctor on management of the practice the doctor has all final authority over all decisions on diagnosis, treatment, fees, selection of materials and appliances.

         B. Work Days and Vacations. The doctor has final authority on selection of days worked and vacations as long as the schedule respects patient treatment needs and agrees to work an average of ____days per month and carry patient loads of ____ patients per day if it is necessitated by patient load.

         C. Staff. Omega will provide screening of all new staff and current non-professional staff must meet Omega's approval. Doctor will have the final selection of new staff from those approved by Omega and may order the termination of any staff not meeting his standards of performance.

         D. Collection and Accounting. All funds will be collected by Omega and deposited in a special bank account under the name of the doctor, and all funds will be distributed by Omega under power of attorney from the Doctor.

         E. Cash vs Accrual Accounting. Because we are governed by SEC accounting rules, our accounting for profit and loss is based upon the accrual method of accounting. However, payments under the management agreement will be made to both parties based upon the cash collected.

         F. Compensation to Omega. Omega will receive for its services __% of the collected gross income, and will be responsible for paying all practice expenses including staff salaries and benefits, supplies, facilities, equipment, maintenance, facility Insurance, management and marketing costs. During the term of the Management Agreement, Omega will also receive an additional management fee of $____, per month to provide to offset start-up costs with respect to the practice. In no case will the net management fee to Omega be less than $___,000 in any year of the agreement.

         G. Personal responsibilities of Doctor. Omega will not pay for Doctor's liability insurance, professional dues, continuing education expenses, automobile, or entertainment for the purpose of practice development not specifically approved.

         H. Cash Advances by Omega. If in any month the actual cash received is not sufficient to cover current expenses and the Doctor's draw, the MSO will advance the necessary funds to make such payments at no interest.

         I. Profit Sharing. At the end of each fiscal year, expenses and income will be reviewed. If less than __% of the gross income of the practice has been spent on expenses of the practice (other than salary for professionals) the MSO will payout 50% of the savings to Doctor "Payout". If more than 60% has been spent 65% of the excess will be charged to a expense account and recorded as a liability against future Payouts.

         J. Term of the agreement. The term of the agreement between the MSO and PC will be for 2 years, renewable upon the mutual agreement of the parties.

         K. Reasons for termination. Either side may terminate the agreement for significant non performance of duties by the other party, provided the other party has been given notice of the non performance and has had reasonable time to correct the deficiency. This includes non payment of the note tendered by Omega as a part of the acquisition of the MSO, as described below in paragraph 7.

         L. Insolvency of Omega. In the event that Omega becomes insolvent or does not pay the practice expenses in a timely manner, the Doctor will reassume all control over the bank account and may terminate the management agreement.

         M. Non Competition. Both parties will during the term of the management agreement not work for or establish a competing orthodontic facility within 15 miles of the existing facility without the prior written consent of the other party. Doctor agrees to cause all professional employees, partner or owners of the PC to be covered by similar agreements.

4. Use of other facilities. It is understood and agreed that in order optimize your orthodontics practice, you shall agree to perform your practice at such locations as Omega may reasoanbly require. In the event the foregoing results in the utilization of another Doctor's facilities, an appropriate, mutually acceptable arrangement shall be concluded with the goal of fairly allocating both cost and income.

5. Option to sell Management Elements. At the expiration of the Management Services Agreement you shall have the option to have Omega purchase the management elements of your practice for the following price and conditions:

         a. The consideration paid to you for the acquisition of the management elements of your practice would be _____ in cash, _______ in the common stock of Omega and _____ in promissory note. Shares of stock of Omega tendered for the acquisition will be the average daily closing sales price of the stock for the week ending on the Friday preceding the date such option is officially exercised.

         b. The structure of the transaction would be mutually agreed by the parties so as to minimize any potential tax exposure by the parties. It is understood that the purchase of the management elements of your practice will possibly require the formation of new entities, professional and otherwise, as well as require the completion and execution of several agreements including but not limited to a revised Management Services Agreement, OMEGA's Non Competition Agreement, OMEGA's Stock or Asset Purchase Agreement with reference to the shares of the Doctor's Professional Corporation, a stock option agreement with respect to shares of OMEGA, and a Promissory Note.

6. Contingencies. Promptly following execution of this letter of intent, you will schedule an in-office visit with a representative of Omega to evaluate the facility and existing systems and to introduce Omega to the staff of your practice. The monetary portion of your option which you may have to sell the management elements of you practice pursuant to _____above, will be contingent upon a financial audit of the practice prior to the completion of the transaction which confirms the unaudited data provided by you. If the audit reveals either that the gross or net income is different than the data provided by you, appropriate adjustments will be made to the purchase price.

The following will be prepared by the your accountant and presented as part of the prior to exercising your option:

         a.       Three years federal tax returns
         b.       Current years financial statements to closing date
         c.       List of fixed assets
         d.       Accounts Receivable Summary
         e.       Liabilities assumed
         f.       Notes payable, if applicable
         g.       Capital Purchases schedule
         h.       Any special considerations

7.  Confidentiality.

         a. Confidentiality of Practice Information. Omega hereby agrees to hold any and all financial and operating information regarding your practice in strictest confidence and will not divulge such information to third parties without your express consent.

         b. Confidentiality of Omega Information. You will be provided detailed financial, operating and contractual information of Omega in order to allow you to evaluate the appropriateness of an affiliation with Omega. You agree to hold such information in the strictest confidence and will not divulge it to any third parties without the prior express consent of Omega. You also agree not to utilize materials which are valuable trade secrets of Omega, including but not limited to, contracts and methodology in any business endeavor without the written consent of Omega.

8. Cooperation. The parties hereto will cooperate with each other in every way in carrying out the transactions contemplated herein, in obtaining any and all required approvals and authorizations, and in executing and delivering all documents, instruments or copies thereof deemed necessary or useful by the other parties.

9. Costs. Each party hereto shall bear and be responsible for its own costs and expenses, including legal and accounting fees, incurred in connection with the transactions contemplated hereunder.

10. Specific Performance: the parties agree that irreparable damage would result in the event that this Agreements not fully performed. Therefore, the rights and obligations of the parties hereunder shall be enforceable in a court of equity by a decree of specific performance, and appropriate injunctive relief may be applied for and granted in connection therewith. Such remedies are not exclusive and shall be in addition to any other remedies that either party may have under this agreement or otherwise.

11. Liability. Notwithstanding anything to the contrary in this Agreement, in no event shall Omega be liable for any form of indirect, special or consequential damage, whether such damage arises in contract or tort, irrespective of fault, negligence or strict liability.

12. Completion. The parties hereto agree to complete the transactions described herein no later than March 31, 1998, unless extended by agreement of the parties. By executing this letter of intent, the parties agree to negotiate an agreement in good faith based upon the principles stated herein, but are not hereby agreeing to the specific terms of this letter and do not agree to be bound hereby, other than paragraph 9 hereof.

13. Entire Agreement. This Agreement constitutes the entire agreement between the Members with respect to the subject matter herein, and is subject to no other oral or written proposals, agreements, or understandings whatsoever, and can only be supplemented or amended by a written document subscribed by the Members.

14. Governing Law. This Agreement shall be construed, performed and enforced in accordance with the laws of the Commonwealth of Massachusetts applicable to agreement made and to be performed wholly within such jurisdiction. Each of the parties hereto irrevocably submits to the exclusive jurisdiction of any U.S. Federal court located in Massachusetts or Massachusetts state court in any action or proceeding arising out of or relating to this Agreement.

         If you agree to the foregoing terms and conditions, please indicate your acceptance thereof by countersigning the enclosed copy of this letter and returning it to me in the enclosed envelope. I look forward to hearing from you.

                                                     Sincerely yours,


                                                     Robert J. Schulhof

Agreed and Accepted:



By:_______________________
      John F. Whitaker, D.D.S.